Exhibit 5.1

www.stinsonmoheck.com

1201 Walnut, Suite 2900 Kansas City, MO 64106-2150 Tel (816) 842-8600 Fax (816) 691-3495	May 23, 2005

Sprint Corporation

P.O. Box 7997

Shawnee Mission, Kansas 66207

Re:   Sprint Corporation Registration Statement on Form S-4

Dear Ladies and Gentlemen:

We have acted as special counsel to Sprint Corporation, a Kansas corporation (“Sprint”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) for the purpose of registering with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”), the issuance of (i) shares of Sprint’s FON common stock, series 1, par value $2.00 per share, which will be redesignated and changed into Series 1 Common Stock immediately prior to the Merger (as defined below), including the associated preferred stock purchase rights (the “Common Stock”), (ii) shares of non-voting common stock, par value $0.01 per share, including the associated preferred stock purchase rights (the “Non-Voting Stock”), and (iii) shares of ninth series zero coupon convertible preferred stock due 2013, no par value (the “Preferred Stock”), in each case pursuant to the Agreement and Plan of Merger, dated as of December 15 , 2004, by and among Sprint, S-N Merger Corp., a Delaware corporation and wholly owned subsidiary of Sprint (“Merger Sub”), and Nextel Communications, Inc., a Delaware corporation (“Nextel”), and under which Nextel will be merged with and into Merger Sub (the “Merger”), as amended by the amendment thereto among such parties, dated May 20, 2005 (collectively, the “Merger Agreement”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement on Form S-4 (File No. 333-123333) as filed with the Commission on March 15, 2005, as amended by Amendment No. 1 to the Registration Statement filed with the Commission on April 29, 2005 and Amendment No. 2 to the Registration Statement to be filed with the Commission on the date hereof (such Registration Statement, as so amended, being hereinafter referred to as the “Registration Statement”); (ii) the Merger Agreement; (iii) the proposed Amended and Restated Articles of Incorporation of Sprint (the “Charter”) in the form to be attached to the proxy statement to be sent to Sprint’s stockholders in connection with the Merger

Sprint Corporation

May 23, 2005

which are to become effective immediately prior to the Merger, (iv) the proposed Amended and Restated Bylaws of Sprint (the “Bylaws”) in the form to be attached to the proxy statement to be sent to Sprint’s stockholders in connection with the Merger which are to become effective immediately prior to the Merger, and (v) certain resolutions of the Board of Directors of Sprint. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of Sprint and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In making our examination and in rendering our opinion set forth herein, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies and the authenticity of the originals of such copies. In making our examination of documents executed by parties other than Sprint, we have assumed that such parties have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery of such documents by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representatives of officers and other representatives of Sprint and others.

We also have made the following assumptions in rendering our opinion set forth herein: (i) the Registration Statement becomes effective under the Securities Act, (ii) the Charter has been approved by Sprint’s stockholders and has been duly executed and properly filed with the Kansas Secretary of State in accordance with the Kansas General Corporation Code (the “KGCC”) prior to the Effective Time of the Merger, (iii) the Merger is completed in accordance with the Merger Agreement, (iv) the aggregate consideration to be received by Sprint in exchange for the Common Stock and Non-Voting Stock pursuant to the Merger Agreement will be in excess of the aggregate par value of the Common Stock and Non-Voting Stock, (v) except as permitted by the Merger Agreement, Sprint and Nextel will not have issued or reserved for issuance any additional shares of capital stock during the period starting on the date hereof until the Effective Time of the Merger, (vi) the Second Amended and Restated Rights Agreement entered into as of March 16, 2004 will have been amended prior to the Effective Time of the Merger to reflect the redesignation of Series 1 FON Stock into Series 1 Common Stock and the inclusion of Non-Voting Stock as an additional stock as to which the rights issued under such agreement will attach upon issuance of such Non-Voting Stock, (vii) the representations and warranties made by Sprint, Merger Sub, and Nextel in the Merger Agreement are true, accurate and correct as of the date hereof, and (viii) Sprint, Merger Sub and Nextel have complied with all of the covenants contained in the Merger Agreement as of the date hereof.

We do not express any opinion as to the effect on the opinion expressed herein of (i) the compliance or noncompliance of any party to the Merger Agreement or (ii)

Sprint Corporation

May 23, 2005

the legal or regulatory status or the nature of the business of any party. We do not express any opinion as to the laws of any jurisdiction other than the KGCC.

Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock, Non-Voting Stock and Preferred Stock have been duly authorized for issuance and, when issued pursuant to the Merger Agreement in accordance with the Merger Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

STINSON MORRISON HECKER LLP